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                                                                     EXHIBIT 5.1









                                  July 19, 2000


Overland Data, Inc.
8975 Balboa Avenue
San Diego, CA 92123-1599

Ladies and Gentlemen:

           We have examined the Registration Statement on Form S8 to be filed by Overland Data, Inc., a California Corporation (the "COMPANY"), with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 1,934,370 shares of the Company's common stock, no par value per share (the "COMMON STOCK"), which will be issued under the 1997 Executive Stock Option Plan, the 1995 Stock Option Plan, and the 1996 Employee Stock Purchase Plan (collectively, the "PLANS").

           As counsel to the Company, we have examined the proceedings taken by the Company in connection with the adoption of the Plans and the authorization of additional shares of the Company's Common Stock to be issued pursuant to the Plans, as follows:

        First Amendment to 1997 Executive Stock Option Plan       800,000 Shares
        Second Amendment to 1995 Stock Option Plan                863,370 Shares
        First Amendment to 1996 Employee Stock Purchase Plan      271,000 Shares


We have also examined such documents as we have deemed necessary to render this opinion.

           It is our opinion that the 1,934,370 shares of Common Stock which may be issued and sold by the Company, when issued and sold pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                            Very truly yours,


                                            /s/ MORRISON & FOERSTER LLP